                                                                Exhibit 21


INGLES MARKETS, INCORPORATED AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT


Milkco, Inc., a North Carolina corporation.

Sky King, Inc., a North Carolina corporation.

Ingles Markets Investments, Inc., a Nevada corporation.